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                                                                    Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                                 WATTMONITOR LLC

                                       AND

                              WATTAGE MONITOR INC.

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                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                                 WATTMONITOR LLC

                                       AND

                              WATTAGE MONITOR INC.

                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is dated as of February 26th , 1999, between WattMonitor LLC, a Delaware limited liability company, whose address is 1100 Kietzke Street, Reno, Nevada 89502 ("WMLLC"), and Wattage Monitor Inc., a Nevada corporation, whose address is 5-3460 Agar Drive, Richmond, British Columbia CANADA V7B 1A3 (the "Company"). The Company shall be the surviving corporation of the proposed merger between the Company and WMLLC and, in such capacity, the Company shall sometimes be referred to herein as the "Surviving Corporation." The Company and WMLLC are collectively referred to herein as the "Constituent Entities."

                             W I T N E S S E T H:

                  WHEREAS, the Board of Managers of WMLLC and the Board of Directors of the Company have determined that it is advisable and in the best interests of their respective equity owners to consummate the business combination transaction provided for herein in which WMLLC would merge with and into the Company (the "Merger"); and

                  WHEREAS, WMLLC and the Company desire to make certain agreements in connection with the Merger.

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                  NOW, THEREFORE, in consideration of the mutual premises,
covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.  THE MERGER.

    Section 1.01    The Merger

                    At the Effective Time (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement, WMLLC shall be merged with and into the Company in accordance with the Delaware Limited Liability Company Act (the "DLLCA"), and the Nevada General Corporation Act (the "NGCA"). The Company shall be the surviving corporation in the Merger. As a result of the Merger, all outstanding units ("Units") of membership interest ("Membership Interests") of WMLLC shall be converted and cancelled in the manner provided in
Article II.

    Section 1.02    Effective Time.

                    At the Closing (as defined in Section 1.03), two (2) certificates of merger (the "Certificates of Merger") shall be duly prepared by the Surviving Corporation and delivered to the Secretaries of State of Delaware and Nevada for filing as provided in the DLLCA and NGCA, respectively, on, or as soon as practicable after, the Closing (as defined in Section 1.03). The Merger shall become effective as soon as the Certificates of Merger have been filed with the Secretaries of State of Delaware and Nevada (the date and time when such condition has been satisfied being referred to herein as the "Effective Time").

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    Section 1.03    Closing.

                    The closing of the Merger (the "Closing") shall take place at the offices of Camhy Karlinsky & Stein LLP, 1740 Broadway, New York, New York 10019-4315 no later than March 1, 1999 (the "Closing Date"). At the Closing, there shall be delivered to WMLLC and the Company the certificates and other documents and instruments required to be delivered under Article V. The Closing will be effective as of the Effective Time.

    Section 1.04    Articles of Incorporation.

                    The Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation. The form of the Articles of Incorporation of the Company as in effect as of the Effective Time is attached hereto as Exhibit 1.04.

    Section 1.05     By-Laws.

                     The By-Laws of the Company shall be the By-Laws of the Surviving Corporation. The form of the By-Laws of the Company as in effect as of the Effective Time is attached hereto as Exhibit 1.05.

    Section 1.06    Qualification to do Business.

                    By the Effective Time, and as a condition to the Closing, the Company shall be duly qualified to conduct business in California, Delaware, Massachusetts, New York and Pennsylvania.

    Section 1.07    Trademarks and Intellectual Property.

                    At the Closing, and effective as of the Effective Time, WMLLC shall transfer and assign to the Surviving Corporation all WMLLC trademarks and other intellectual property of

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WMLLC; and where applicable, such assignments shall be filed with the U.S.
Patent and Trademark Office.

    Section 1.08    NASD

                    By the Effective Time, and as a condition to the Closing, the Company shall have obtained any necessary approvals of the Merger from the Market Operations Department of the National Association of Securities Dealers (the "NASD").

II. STATUS AND CONVERSION OF SECURITIES; OTHER AGREEMENTS.

    Section 2.01    Membership Interests of WMLLC.

                    All Membership Interests (both Class I Membership Interests and Class II Membership Interests) of WMLLC issued and outstanding at the Effective Time shall, by virtue of the Merger and without any further action on the part of the holders thereof, be converted into 7,550,450 shares of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). As of the Closing Date, the former holders of WMLLC Membership Interests (the "Members") shall effectively own 72% of the unencumbered outstanding Surviving Corporation Common Stock. Each Member, other than Robert H. Lessin, Stephen D. Klein and Gerald R. Alderson (the "WMLLC Controlling Holders"), shall be entitled to acquire (the "Participation Rights") such number of shares of Surviving Corporation Common Stock, at a purchase price of $1.00 per share, as necessary to maintain the same percentage of ownership in the Surviving Corporation as such Members maintained in WMLLC prior to the Closing; provided, however, that such number of shares of Surviving Corporation Common Stock to be issued as a

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result of the Participation Rights shall not exceed 999,550 shares, and must be purchased no later than March 30, 1999; provided, further, however, that in the event any Member, other than Robert H. Lessin, Stephen D. Klein and Gerald R. Alderson, exercises the Participation Rights, then Valiant Growth Fund, 568127 BC Ltd., Orion Projects Limited, Delta Realty Limited, Goldstar Continental Limited, Caledonian Business Services Limited, 21st Century Agency Limited, Essential Trading Limited, Topline Management Services Limited and Citywide Imports & Exports Limited shall be entitled to acquire in the aggregate an equal number of shares of Surviving Corporation Common Stock on a pro rata basis, so long as such shares are purchased prior to April 28, 1999.

    Section 2.02    Capital Stock of the Company.

                    Prior to the Closing, the Company shall have an aggregate of 3,000,000 shares of common stock outstanding, and 1,000,000 shares of Series A Preferred Stock.

    Section 2.03    WMLLC Options.

                    (a) Schedule 2.03 sets forth a true, correct and complete list of all outstanding options (the "WMLLC Options") to acquire Units of Membership Interests of WMLLC. WMLLC shall use its best efforts to obtain and deliver to the Company, prior to the Effective Time, executed consents (the "Option Consents") permitting the conversion of the WMLLC Options into options for Surviving Corporation Common Stock (the "Surviving Corporation Options").

                    (b) At the Effective Time, each outstanding WMLLC Option held by WMLLC employees who have executed Option Consents, shall be canceled and replaced with incentive stock options of the Surviving Corporation, with an exercise price for such Surviving Corporation Options of $1.00 per share. In addition, each outstanding WMLLC Option held by non-employees of

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WMLLC who have executed Option Consents, shall be canceled and replaced with non-incentive stock options of the Surviving Corporation, with an exercise price for such Surviving Corporation Options of $1.00 per share. At or prior to the Closing, the Surviving Corporation shall adopt a Stock Option Plan (the "Stock Option Plan") and 1,500,000 shares of Surviving Corporation Common Stock shall be reserved thereunder. The Surviving Corporation Options shall be issued pursuant to such Stock Option Plan. The exercise of Surviving Corporation Options shall dilute all Surviving Corporation shareholders equally on a pro-rata basis.

    Section 2.04    Capital Structure of Surviving Corporation.

                    (a) As of the Closing Date, and as of the Effective Time, the Surviving Corporation shall have cash on hand of not less than $3,000,000 and no debt, liabilities, obligations, or contingent obligations of any nature whatsoever, except as set forth on Schedule 2.04(a).

                    (b) As of the Closing Date, and as of the Effective Time, the Surviving Corporation shall have the following capital structure:

                        (i)   Authorized Shares.

                              (A) 25,000,000 shares of Surviving Corporation
                        Common Stock.

                              (B) 5,000,000 shares of blank check preferred
                        stock ("Surviving Corporation Preferred Stock").

                        (ii)  Issued and Outstanding Shares.

                              (A) 7,550,450 shares of Surviving Corporation
                        Common Stock shall be issued to the former WMLLC equity owners.

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                              (B) 3,000,000 shares of Surviving Corporation
                        Common Stock shall be held by the current shareholders (the "Current Shareholders") of the Company.

                              (C) 1,000,000 shares of Series A Preferred Stock
                        (the "Series A Preferred Stock").

                        (iii) Issued and Outstanding Options and Warrants.

                              (A) Eight hundred and seventy-four thousand, five
                        hundred (874,500) Surviving Corporation Options shall be issued to the former holders of WMLLC.

                              (B) Four (4) warrants of the Surviving Corporation
                        shall be issued to the former holders of warrants of WMLLC, representing rights to acquire an aggregate of 450,000 shares of Surviving Corporation Common Stock at a purchase price of $1.50 per share.

                              (C) One (1) warrant of the Surviving Corporation
                        shall be issued to Valiant Growth Fund, representing a right to acquire 100,000 shares of the Surviving Corporation Common Stock at a purchase price of $1.00 per share.

                              (D) Warrants (the "Series B Warrants") of the
                        Surviving Corporation, which will be issued to the holders of the Series A Preferred Stock, representing the rights to acquire an aggregate of 3,500,000 shares of Series B Preferred Stock of the Surviving Corporation (the "Series B Preferred Stock").

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    Section 2.05    Funding Commitments.

                    (a) On or before March 1, 1999, and as a condition to the Closing, the Company, pursuant to Rule 506 of the Securities Act of 1933 (the "Securities Act"), shall raise $3,000,000 in exchange for 1,000,000 units (the "Units") consisting of one (1) share of Series A Preferred Stock and one (1) Series B Warrant to purchase 3.5 shares of Series B Preferred Stock at a price of $1.00 per share. The Units shall be sold at a price of $3.00 per Unit. The Series A Preferred Stock shall have a dividend of 6% per annum, which dividend may be payable by the Company in Surviving Corporation Common Stock, and shall be paid annually. The Series B Warrants shall be exercisable commencing 181 days after the Closing and terminating on December 15, 1999; provided, however, that in the event Verus, as agent for the purchasers (the "Purchasers") of the Units, receives a notice of sale ("Notice of Sale") from the Surviving Corporation stating that the Surviving Corporation intends to sell equity securities in an aggregate principal amount of not less than $7,000,000 to a non-affiliate, then the Purchasers shall have thirty (30) days from the date of the Notice of Sale to exercise the Series B Warrants, or by their terms such Series B Warrants shall be extinguished. The forms of the Certificate of Designation of the Series A Preferred Stock, the Certificate of Designation of the Series B Preferred Stock and the Series B Warrants are attached hereto as Exhibits 2.05(a)(i), 2.05(a)(ii) and 2.05(a)(iii), respectively.

                    (b) The Company shall use its best efforts to file a registration statement with the Securities and Exchange Commission (the "SEC") relating to (i) the shares of Surviving Corporation Common Stock underlying the Series A Preferred Stock; (ii) the shares of Surviving

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Corporation Common Stock held by the former equity holders of WMLLC; and (iii)
the shares of Surviving Corporation Common Stock underlying the WMLLC Options, on Form SB-2 within seventy-five (75) days after the Closing; provided, however, that certain controlling shareholders (the "Controlling Shareholders") of WMLLC (as mutually agreed upon by the parties hereto) shall not sell their shares for a six (6) month period after the Closing; provided further, however, that for a period commencing August 27, 1999 and ending February 26, 2000, the Controlling Shareholders shall be permitted to transfer no more than twenty percent (20%) of their individual shares. The Surviving Corporation shall use its best efforts to have such registration statement declared effective within seventy-five (75) days after filing with the SEC and shall keep such registration statement effective for a period of at least one (1) year. In connection with the registration statement, the Surviving Corporation shall indemnify the holders (the "Holders") of the securities of the Surviving Corporation that shall be registered pursuant to this Section 2.05(d) against all losses, claims or damages resulting from any untrue or allegedly untrue statement of material fact contained in the registration statement, or any omission or alleged omission of a material fact required to be stated in the registration statement to make the statements therein not misleading; provided, however, that such indemnification shall not extend to any Holder to the extent any such claim for indemnification is based on information furnished by such Holder to the Surviving Corporation in writing for use in connection with the registration statement, which information contains any untrue or allegedly untrue statement of material fact contained in the registration statement or any omission or alleged omission of a material fact required to be stated in the registration statement to make the statements therein not misleading. All expenses incurred in connection with the preparation and filing of the registration

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statement and stock market listing fees shall be paid by the Surviving
Corporation.

     Section 2.06   Stockholders Agreement.

                    [Reserved]

     Section 2.07   CEO.

                    At the Closing, Gerald Alderson's employment agreement (the "Alderson Employment Agreement") shall be assigned to the Surviving Corporation and Mr. Alderson shall be the Chief Executive Officer and President of the Surviving Corporation. The current Alderson Employment Agreement is attached hereto as Exhibit 2.07.

     Section 2.08   Bridge Financing.

                    Between October 7, 1998 and January 18, 1999, Verus, on behalf of certain of the Current Shareholders, advanced (the "Advances") an aggregate of $1,000,000 to WMLLC. The right to repayment of such Advances was assigned by certain of the Current Shareholders to the Company on February 5, 1999. In the event that the Closing does not occur on or before March 5, 1999, such Advances shall be converted into equity of WMLLC. Equity in WMLLC shall be based on the $1.50 price per unit of Class II Membership Interests ("Units") paid by the last round of investors in WMLLC prior to December 15, 1998.

III. REPRESENTATIONS AND WARRANTIES.

     Section 3.01   Representations and Warranties of WMLLC.

                    WMLLC represents and warrants to the Company as follows:

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                    (a) Organization and Qualification. WMLLC is a limited
liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to have such power and authority which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect (as defined in this Section 3.01(a)) on WMLLC. WMLLC is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on WMLLC. As used in this Agreement, a "Material Adverse Effect" shall mean a material adverse effect on the businesses, properties, assets, liabilities, condition (financial or otherwise) or results of operations of an entity (or group of entities taken as a whole). Notwithstanding the foregoing, a Material Adverse Effect shall not include any change in political or economic matters of general applicability. WMLLC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                    (b)    Organizational Documents; Capital Stock.

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                           (i)   Attached hereto as Exhibit 3.01(b)(i) is a true
                    and complete copy of the Certificate of Formation and Limited Liability Company Agreement (the "Operating Agreement") of WMLLC as in effect on the date hereof.

                           (ii) Attached as Schedule 3.01(b)(ii) is a true and complete table of the ownership interests of all Members of WMLLC and the place of residence of each Member.

                           (iii) Except as set forth on Schedule 3.01(b)(iii),
                    there are no outstanding options, warrants, rights or agreements obligating WMLLC to issue or sell ownership interests in WMLLC.

                           (iv)  There are no outstanding contractual
                    obligations of WMLLC to repurchase, redeem or otherwise acquire any Membership Interests of WMLLC.

                    (c) Authority Relative to this Agreement. WMLLC has full power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by WMLLC and the consummation by WMLLC of the Merger and the transactions contemplated hereby have been duly and validly approved by the Board of Managers of WMLLC and its Members, and no other proceedings on the part of WMLLC are necessary to authorize the execution, delivery and performance of this Agreement by WMLLC and the consummation by WMLLC of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by WMLLC, constitutes the legal, valid and binding obligation of WMLLC enforceable against WMLLC in accordance with its terms.

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                    (d)    Non-Contravention; Approvals and Consents.

                           (i) The execution and delivery of this Agreement by
                    WMLLC does not, and the performance by WMLLC of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien, claim, mortgage, encumbrance, pledge, security interest, equity or charge of any kind (any of the foregoing, a "Lien") upon any of the assets or properties of WMLLC under any of the terms, conditions or provisions of
                    (x) the Certificate of Formation or Operating Agreement of WMLLC, (y) any statute, law, rule, regulation or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, permit or license (collectively, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to WMLLC or any of its assets or properties, or (z) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease (capital or operating) or other instrument, obligation or agreement of any kind (collectively, "Contracts") to which WMLLC is a party or by which WMLLC or any of its assets or properties is bound, excluding from the

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                    foregoing clauses (y) and (z) conflicts, violations,
                    breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on WMLLC or on its ability to consummate the transactions contemplated by this Agreement.

                           (ii) Except (x) for the filing of the Certificates of
                    Merger and other appropriate merger documents required by the DLLCA with the Secretary of State of Delaware, and by the NGCA with the Secretary of State of Nevada, and (y) as otherwise disclosed in Schedule 3.01(d)(ii) hereto, no consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which WMLLC is a party or by which WMLLC or any of its assets or properties is bound for the execution and delivery of this Agreement by WMLLC, the performance by WMLLC of its obligations hereunder or the consummation of the transactions contemplated hereby, except for such consents, approvals, or actions of, filings with or notices to any Governmental or Regulatory Authority or other public or private third party the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on WMLLC, the Surviving Corporation, or on WMLLC's ability to consummate the transactions contemplated by this Agreement.

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                    (e) Patents, Trademarks, Intangibles. WMLLC has all right, title and interest in, or a valid and binding license to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, franchises, trade secrets, computer programs (in object or source code form), or other intangible property or asset (collectively, "Intangibles") which are individually or in the aggregate material to the conduct of its business. Attached as Exhibit 3.01(e) is a true and complete list of all Intangibles of WMLLC. WMLLC is not in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use such Intangibles. To WMLLC's knowledge, no such Intangibles are being infringed by any third party, and WMLLC is not infringing any Intangible of any third party, except for such defaults and infringements which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on WMLLC or the Surviving Corporation.

                    (f) Financial Statements. WMLLC has delivered to the Company a true, correct and complete copy of the unaudited balance sheet, with explanatory comments, of WMLLC as of January 31, 1999 (the "WMLLC Balance Sheet"). The WMLLC Balance Sheet fairly presents the financial condition, assets, liabilities and shareholders' equity of WMLLC as of its date. A copy of the WMLLC Balance Sheet, with explanatory comments, is attached hereto as
Exhibit 3.01(f).

                    (g) Absence of Certain Changes or Events. Except as set forth in Schedule 3.01(g) hereto, since January 31, 1999, no change, event or development or combination of changes or developments (including any worsening of any condition currently existing) has occurred or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on WMLLC.

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                    (h) Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the WMLLC Balance Sheet, WMLLC did not have at such date and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities or obligations which were incurred in the ordinary course of business consistent with past practice.

                    (i) Legal Proceedings. There are no actions, suits, arbitrations, investigations, audits or proceedings pending or to the knowledge of WMLLC, threatened against, relating to or affecting, nor to the knowledge of WMLLC, are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, WMLLC or any of its assets and properties which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on WMLLC or on the ability of WMLLC to consummate the transactions contemplated by this Agreement. WMLLC is not subject to any judgment, decree, court order or writ of any Governmental or Regulatory Authority.

                    (j) Information Supplied. Nothing in this Agreement or any schedule, annex, certificate, document or statement in writing which has been supplied by or on behalf of WMLLC, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading. There is no fact known to WMLLC which materially and adversely affects WMLLC, which has not been set forth in this Agreement or in the schedules, annexes, certificates, documents or statements in writing furnished by WMLLC in connection with the transactions contemplated by this Agreement.

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                    (k) Compliance with Laws and Orders. WMLLC holds all
permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of its business (the "WMLLC Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on WMLLC. WMLLC is in compliance with the terms of the WMLLC Permits, except failures so to comply which, individually or in the aggregate, do not have and are not reasonably expected to have a Material Adverse Effect on WMLLC. WMLLC is not in violation of, or in default under, any Law or Order of any Governmental or Regulatory Authority, except for violations which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on WMLLC.

                    (l) Compliance with Agreements; Certain Agreements. Neither WMLLC, nor to the knowledge of WMLLC, any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, is reasonably expected to result in a default under, (x) the Certificate of Formation or Operating Agreement of WMLLC or (y) any material Contract to which WMLLC is a party or by which WMLLC or any of its assets or properties is bound, except in the case of clause (y) for breaches, violations and defaults which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on WMLLC.

                    (m) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by WMLLC and its affiliates directly with the Company,

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without the intervention of any person on behalf of WMLLC and its affiliates in such manner as to not give rise to any valid claim by any person against WMLLC, the Company or the Surviving Corporation for a finder's fee, brokerage commission or similar payment, except as specifically set forth in Schedule 3.01(m).

                    (n) Consents Without Any Condition. WMLLC has not made any agreement or reached any understanding not approved by the Company as a condition for obtaining any consent, authorization, approval, order, license, certificate or permit required for the consummation of the transactions contemplated by this Agreement.

                    (o)    Tax Matters.

                           (i) Except as set forth in Schedule 3.02(o) hereto,
                    WMLLC has filed all tax returns required to be filed by applicable law prior to the Closing. All tax returns were (and, as to tax returns not yet required to be filed as of the date hereof, will be) true, complete and correct and filed on a timely basis. WMLLC has withheld and paid over to the appropriate taxing authority all taxes required to be so withheld and paid over.

                           (ii) There are no tax liens upon the assets of WMLLC.

                           (iii) WMLLC has not requested (and no request has
                    been made on its behalf) any extension of time within which to file any material tax return.

                           (iv) No income tax returns have been examined by any
                    taxing authorities for any periods.

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                           (v)   No audits or other administrative proceedings
                    or court proceedings are presently pending with regard to any taxes or tax returns of WMLLC.

                           (vi) WMLLC has made available to the Company (or, in the case of tax returns to be filed on or after the Closing, will make available) complete and accurate copies of all tax returns and associated work papers filed by or on behalf of WMLLC for all taxable years ending on or prior to the Closing.

                           (vii) WMLLC has always been taxed as a partnership
                    for United States federal tax purposes, and will remain so through the Closing.

    Section 3.02    Representations and Warranties of the Company.

                    The Company represents and warrants to WMLLC as follows:

                    (a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. As of the Closing date, the Company will be duly qualified, licensed or admitted to do business and is in good standing in California, Pennsylvania, Delaware, Massachusetts and New York. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company has no subsidiaries and owns no interest either directly or indirectly in any subsidiaries.

                    (b)    Organizational Documents; Capital Stock.

                           (i) Attached hereto as Exhibit 3.02(b)(i) is a true and complete copy of the Articles of Incorporation and By-Laws of the Company as in effect on the date hereof.

                           (ii) Attached as Exhibit 3.02(b)(ii) is a true and complete table of all Stockholders of the Company.

                           (iii) As of the Closing Date, the authorized capital
                    stock of the Company will consist solely of 25,000,000 shares of the Company Common Stock and 5,000,000 shares of Company Preferred Stock. Immediately prior to the Closing, 3,000,000 shares of the Company Common Stock will be issued and outstanding and 1,000,000 shares of Series A Preferred Stock will be issued and outstanding. Except as set forth herein or contemplated hereby, there are no outstanding options or warrants obligating the Company to issue or sell any shares of capital stock of the Company, or to grant, extend or enter into any option with respect thereto. The shares of the Company Common Stock (which will be Surviving Corporation Common Stock) issuable to the holders of WMLLC Membership Interests pursuant to Article II hereof, will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable. The outstanding shares of the Company Common Stock are eligible for quotation on the Over-the-Counter Bulletin Board (the "OTCBB") of the NASD.

                           (iv) There are no outstanding contractual obligations
                    of the Company to repurchase, redeem or otherwise acquire any shares of the Company Common Stock.

                           (v) There are no debt obligations of the Company of
                    any nature whatsoever, and as of the Closing Date, the Company will have no debt, liabilities, obligations, or contingent obligations of any nature whatsoever, except as set forth on Schedule 2.04(a).

                    (c) Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company and, prior to the Closing will have been duly and validly approved by the Stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                    (d)    Non-Contravention; Approvals and Consents.

                           (i) The execution and delivery of this Agreement by
                    the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in, or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien on any of the assets or properties of the Company under any of the terms, conditions or provisions of (x) the Certificate of Incorporation or By-Laws of the Company, (y) any Laws or Orders of any Governmental or Regulatory Authority applicable to the Company or any of its assets or properties, or (z) any Contracts to which the Company is a party or by which the Company or any of its assets or properties is bound, excluding from the foregoing clauses (y) and (z) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens, which individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the Company or on its ability to consummate the transactions contemplated by this Agreement.

                           (ii) Except (x) for filings with various state
                    authorities that are required in connection with the transactions contemplated under this Agreement, (y) for the filing of the Certificates of Merger and other appropriate merger documents required by the DLLCA with the Secretary of State of Delaware and as required by the NGCA with the Secretary of State of Nevada, and appropriate documents with the relevant authorities of other states in which the Constituent Entities are qualified to do business; and (z) as otherwise disclosed in Schedule 3.02(d)(ii), no consent, approval, or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, except for such consents, approvals or actions of, filing with or notices to any Governmental or Regulatory Authority or other public or private third party, the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation or on the Company's ability to consummate the transactions contemplated by this Agreement.

                    (e) Financial Statements. The Company has delivered to WMLLC true, correct and complete copies of the following: the audited balance sheets of the Company (the "Company Audited Balance Sheets") as of December 31, 1997 and December 31, 1998; the audited statements of operations of the Company as of December 31, 1997 and December 31, 1998; the audited statements of stockholders' equity (the "Company Stockholders' Equity Statements") for the period July 30, 1997 to December 31, 1998; and the audited statement of cash flows (the "Company Cash Flow Statement") for the period July 30, 1997 to December 31, 1998 (together, the "Company Financial Statements"). The Company Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements), and fairly present in all material respects the financial condition, assets, liabilities, shareholders equity and results of operations of the Company for the periods indicated.

                    (f)    NASD Report.

                           (i) The Company has delivered to WMLLC a true,
                    correct and complete copy of the Company's information report filed with the OTCBB pursuant to Rule 6740 (the "Rule"), as promulgated by the NASD, together with all amendments thereof and supplements thereto (as such document has since the time of its filing been amended or supplemented, the "Company NASD Report"), which is the only document (other than preliminary material) that the Company was required to file with the NASD since such date. As of its date, the Company NASD Report (i) complied as to form in all material respects with the requirements of the Rule, and
                    (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The unaudited financial statements (including, in each case, the notes, if any, thereto) included in the Company NASD Report complied as to form in all material respects with the published rules and regulations of the NASD with respect thereto.

                           (ii) As of the date hereof, the Company Common Stock
                    is quoted on the OTCBB and the Company is in compliance with the NASD Eligibility Rules, as effective on January 4, 1999.

                           (iii) No quotation is being submitted or published,
                    directly or indirectly, on behalf of the Company or any director or officer, or any person, directly or indirectly, who is the beneficial owner of more than ten percent (10%) of the outstanding shares of any equity security of the Company.

                    (g) Absence of Certain Changes or Events. Except as set forth in Schedule 3.02(g) hereto, (i) since January 31, 1999, no change, event or development or combination of changes or developments (including any worsening of any condition currently existing) has occurred or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) between such date and the date hereof the Company has not conducted any operating business.

                    (h) Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the Company Balance Sheet included in the Company Financial Statements, or as otherwise set forth on Schedule 2.04(a), the Company did not have at such date and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities or obligations which were incurred in the ordinary course of business consistent with past practice.

                    (i) Legal Proceedings. Except as set forth on Schedule 3.02(i), there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company, are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company, any of its officers, directors, assets or properties which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement. The Company is not subject to any judgment, decree, court order or writ of any Governmental or Regulatory Authority.

                    (j) Information Supplied. Nothing in this Agreement or any schedule, annex, certificate, document or statement in writing which has been supplied by or on behalf of the Company, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company which materially and adversely affects the Company, which has not been set forth in this Agreement or in the schedules, exhibits, annexes, certificates, documents or statements in writing furnished by the Company in connection with the transactions contemplated by this Agreement.

                    (k) Compliance with Laws and Orders. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of its business (the "the Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, do not have and are not reasonably expected to have a Material Adverse Effect on the Company. The Company is not in violation of, or in default under, any Law or Order of any Governmental or Regulatory Authority except for violations which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on the Company.

                   (l) Compliance with Agreements; Certain Agreements. Neither the Company, nor to the knowledge of the Company, any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of and no event has occurred which, with notice or lapse of time or both, is reasonably expected to result in a default under, (x) the Certificate of Incorporation or By-Laws of the Company or (y) any material Contract to which the Company is a party or by which the Company or any of its assets or properties is bound, except in the case of clause (y) for breaches, violations and defaults which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on the Company.

                    (m) Employee Benefit Plans. The Company does not have or contribute to any pension, profit-sharing, option, other incentive plan, or any other type of employee benefit plan, or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund or other benefits, whether oral or written.

                    (n) Patents, Trademarks, Et Cetera. The Company has no Intangibles.

                    (o) Insurance. The Company has no key-person life insurance or any directors' and officers' liability or other insurance policies that insure the business, operations, properties, or assets of the Company.

                    (p) Labor Matters. The Company has two (2) employees, neither of which receive any compensation.

                    (q) Tangible Property and Assets. Other than as contemplated in Section 2 hereof, the Company has no facilities or assets.

                    (r)    Tax Matters.

                           (i) Except as set forth in Schedule 3.02(r), the Company has filed all tax returns to be filed by applicable law prior to the Closing. All tax returns were (and, as to tax returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis. The Company (x) has paid all taxes due, or claimed or asserted in writing by any taxing authority to be due, for the periods covered by such tax returns or (y) has duly and fully provided reserves (in accordance with GAAP adequate to reflect all such taxes.

                           (ii) The Company has established (and until the Closing will maintain) on its books and records reserves adequate to reflect all material taxes not yet due and payable. The Company has made available to WMLLC complete and accurate copies of all work papers associated with the calculation of the Company's tax reserves.

                           (iii) There are no tax liens upon the assets of the
                    Company.

                           (iv) The Company has not requested (and no request has been made on its behalf) any extension of time within which to file any material tax return.

                           (v) (A) No income tax returns have been examined by any taxing authorities for any periods; and (B) no deficiency for any material taxes has been suggested, proposed, asserted, or assessed against the Company that has not been resolved and paid in full.

                           (vi) No audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or tax returns of the Company.

                          (vii) To the extent requested by WMLLC, the Company has made available to WMLLC (or, in the case of tax returns to be filed on or before the Closing, will make available) complete and accurate copies of all tax returns and associated work papers filed by or on behalf of the Company for all taxable years ending on or prior to the Closing.

                          (viii) No agreements relating to allocating or
                    sharing of any taxes have been entered into by the Company.

                           (ix)  The Company has not entered into any
                    transactions that could give rise to an understatement of Federal Income Tax.

                    (s) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company and its affiliates directly with WMLLC, without the intervention of any person on behalf of the Company and its affiliates in such manner as not to give rise to any valid claim by any person against the Company, WMLLC or the Surviving

Corporation for a finder's fee, brokerage commission or similar payment, except as specifically set forth in Schedule 3.02(s).

                    (t) Consents Without Any Condition. The Company has not made any agreement or reached any understanding not approved by WMLLC as a condition for obtaining any consent, authorization, approval, order, license, certificate or permit required for the consummation of the transactions contemplated by this Agreement.

                    (u) Present Intention Not to Sell. To the best of the Company's knowledge, none of the Current Shareholders or purchasers of the Units has a present intention to sell their shares or Units, as the case may be.

IV.      COVENANTS.

    Section 4.01    Covenants of the Company.

                    The Company covenants and agrees as follows:

                    (a) Articles of Incorporation and By-Laws. As of the Closing Date, the Articles of Incorporation and By-Laws of the Company shall be substantially in the form of Exhibits 1.04 and 1.05, respectively.

                    (b) Shares, Options and Warrants. Except as contemplated hereby, until the earlier of the Effective Time or the Termination of this Agreement pursuant to Article VI (the "Release Time") without the prior written consent of WMLLC, no share of capital stock of the Company or any option or warrant for any such share, right to subscribe to or purchase any such share, or security convertible into or exchangeable for any such share, shall be issued or sold by the

Company, nor shall the Company enter into any agreement or commitment to effect any such issuance or sale, except as set forth in Schedule 4.01(b) hereto.

                    (c) Dividends and Purchases of Stock. Until the Release Time, without the prior written consent of WMLLC, no cash or non-cash dividend or liquidating or other distribution or stock split shall be authorized, declared, paid or effected by the Company in respect of the outstanding shares of the Company Common Stock.

                    (d) Borrowing of Money; Working Capital. Until the Release Time, the Company shall not incur indebtedness for borrowed money. Until the Release Time, the Company shall not guarantee the borrowing of money by any third party, enter into or modify any capital or operating lease or enter into any material agreement, which in any case would by its terms require the payment by the Company of more than $5,000 by the Company in any twelve (12) month period.

                    (e) Access. Until the Release Time, the Company will afford the Members, managers, employees, counsel, agents, investment bankers, accountants, and other representatives of WMLLC reasonable access to the plants, properties, books, and records of the Company, will permit them to make extracts from and copies of such books and records, and will from time to time furnish WMLLC with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Company as WMLLC from time to time may reasonably request.

                    (f) Conduct of Business. Except as otherwise contemplated or permitted hereby, until the Release Time, the Company shall not take any action that would or is reasonably likely to result in any of the representations or warranties of the Company set forth in this Agreement being untrue at the Closing Date, or in any of the conditions to the Merger set forth in Article V not being satisfied. Except as otherwise contemplated or permitted hereby, until the Release Time, the Company will conduct its affairs in all respects only in the ordinary course.

                    (g) Advice of Changes. Until the Release Time, the Company will promptly advise WMLLC in a reasonably detailed written notice of any fact or occurrence or any pending threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing or known at any time prior to or at the Effective Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult in the absence of such fact or occurrence, or which (if existing or known at the time of the Effective Time) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

                    (h) Public Statements. Before the Company releases any information concerning this Agreement, the Merger, or any other transactions contemplated by this Agreement which is intended for or is reasonably expected to result in public dissemination thereof, the Company shall cooperate with WMLLC, shall furnish drafts of all documents or proposed oral statements to WMLLC for comments, and shall not release any such information without the prior consent of WMLLC; provided, however, that the foregoing shall not be deemed to prevent the Company from releasing any information or making any disclosure to the extent that the Company reasonably determines that it is required to do so by law.

                    (i) Other Proposals. Until the Release Time, the Company shall not, and shall not authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of the Company, directly or indirectly, to: (i) initiate contact with any person or entity in an effort to solicit any Company Takeover Proposal (as such term is defined in this Section 4.01(i)); (ii) cooperate with, or furnish or cause to be furnished any non-public information concerning the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Company to, any person or entity in connection with any Company Takeover Proposal; (iii) negotiate with any person or entity with respect to any Company Takeover Proposal; or (iv) enter into any agreement or understanding with the intent to effect a Company Takeover Proposal; provided, however, that the Company shall be entitled to take any action described in the foregoing clauses
(ii)-(iv) if and to the extent that the Board of Directors of the Company determines in good faith, based on the advice of its counsel, that the failure to take any such action would violate its fiduciary duties to the Company's shareholders. The Company will immediately give written notice to WMLLC of the details of any Company Takeover Proposal of which the Company becomes aware. As used in this Section 4.01(i), "Company Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger, consolidation, reorganization, other business combination, or recapitalization involving the Company, for the acquisition of a ten percent (10%) or greater interest in the equity or in any class or series of capital stock of the Company, for the acquisition of the right to cast ten percent (10%) or more of the votes on any matter with respect to the Company or any subsidiary of the Company, or for the acquisition of one of its divisions or of a substantial portion of any of its respective assets, the effect of which may be to prohibit, restrict, or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, or impair the contemplated benefits to WMLLC of the Merger or any of the other transactions contemplated by this Agreement.

                    (j) Break-up Fee. If this Agreement is terminated (i) because the Company withdraws or modifies in a material manner its recommendations to the shareholders of the Company that such shareholders' vote in favor of the Company Merger Proposal; or (ii) the Company enters into an agreement or a letter of intent with respect to one or more transactions pursuant to which one or more third parties agree to acquire, in the aggregate, all or substantially all of the capital stock or assets of the Company, then in any such event the Company shall pay to WMLLC as promptly as possible but in no event later than five (5) days after demand by WMLLC (by wire transfer of immediately available funds to an account designated by WMLLC for such purpose), a break-up fee (the "Break-up Fee") equal to $500,000; provided, however, that no amount shall be paid to WMLLC pursuant to this Section 4.01(j) if WMLLC has breached this Agreement in any material respect.

                    (k) Consents Without Any Condition. The Company shall not make any agreement or reach any understanding, not approved in writing by WMLLC, as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

                    (l) Transfer Taxes. The Company shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Effective Time.

    Section 4.02    Covenants of WMLLC.

                    WMLLC covenants and agrees as follows:

                    (a) Conduct of Business. Until the Release Time, WMLLC shall not take any action that would or is reasonably likely to result in any of the representations or warranties of WMLLC set forth in this Agreement being untrue at the Closing Date or to any of the conditions to the Merger set forth in Article V not being satisfied. Until Release Time, WMLLC will use all reasonable efforts to preserve the business operations of WMLLC intact, to keep available the services of their present personnel, and to preserve the good will of its suppliers, customers, and others having business relations with any of them.

                    (b) Advice of Changes. Until the Release Time, WMLLC will promptly advise the Company in a reasonably detailed written notice of any fact or occurrence or any pending threatened occurrence of which it obtains knowledge and which (if existing or known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective
Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

                    (c) Public Statements. Before WMLLC releases any information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement which is intended for or is reasonably expected to result in public dissemination thereof, WMLLC shall cooperate with the Company , shall furnish drafts of all documents or proposed oral statements to the Company for comments, and shall not release any such information without the prior consent of the Company; provided, however, that the foregoing shall not be deemed to prevent WMLLC from releasing any information or making any disclosure to the extent WMLLC reasonably determines that it is required to do so by law.

    Section 4.03    Approval of Board of Managers and Board of Directors.

                    (a) Prior to the date of this Agreement, the Board of Managers of WMLLC by written consent approved the terms of this Agreement.

                    (b) Prior to the date of this Agreement, the Board of Directors of the Company held a meeting for the purpose of approving this Agreement, and such approval was thereby obtained.

    Section 4.04    Directors' and Officers' Insurance.

                    (a) The Surviving Corporation shall at its expense, until the third (3rd) anniversary of the Effective Time, cause to be maintained in effect, to the extent available, policies of directors' and officers' liability insurance in a face amount of not less than $5,000,000.

                    (b) The provisions of this Section 4.04 are intended to be for the benefit of, and shall be enforceable by, each party entitled to insurance coverage under Section 4.04(a) above, and his or her heirs and legal representatives, and shall be in addition to any other rights a Director or Officer may have under the Certificate of Incorporation or By-Laws of the Surviving Corporation or under the DGCL, NGCA, or otherwise.

                    (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.04.

    Section 4.05 NASD Listing. The Company shall cause the shares of Surviving Corporation Common Stock to be authorized for quotation on the OTCBB of the NASD.

V.  CONDITIONS.

    Section 5.01    Conditions to Each Party's Obligation to Effect the Merger.

                    The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                   (a) Stockholder and Member Approval. This Agreement and the Merger shall have been adopted by the requisite vote of (i) the shareholders of the Company and (ii) the Members of WMLLC.

                    (b) State Securities Laws. The Company shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Company Common Stock pursuant to the Merger.

                    (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

                    (d) Consents and Approvals. Other than the filings provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of the Company or WMLLC to consummate the Merger shall have been obtained, all in form and substance reasonably satisfactory to the Company and WMLLC, and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to the shareholders or Members of the Company and WMLLC.

    Section 5.02    Conditions to Obligation of the Company to Effect the
Merger.

                    The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company and in its sole discretion):

                    (a) Representations and Warranties. The representations and warranties made by WMLLC in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and WMLLC shall have delivered to the Company a certificate, dated the Closing Date and executed on behalf of WMLLC by a duly authorized officer, to such effect.

                    (b) Performance of Obligations. WMLLC shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by WMLLC at or prior to the Closing, and WMLLC shall have delivered to the Company a certificate dated the Closing Date and executed on behalf of WMLLC by a duly authorized officer, to such effect.

                    (c) Other Closing Documents. WMLLC shall have delivered to the Company at or prior to the Closing Date such other documents as the Company may reasonably request in order to enable the Company to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                    (d) Review of Proceedings. All actions, proceedings, instruments and documents required by the Company to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Preston, Gates & Ellis LLP, counsel to the Company, and WMLLC shall have furnished such documents as such counsel may have reasonably requested for the purpose of enabling it to pass upon such matters.

                    (e) Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

    Section 5.03    Conditions to Obligation of WMLLC to Effect the Merger.

                    The obligation of WMLLC to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by WMLLC in its sole discretion):

                    (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Company shall have delivered to WMLLC a certificate, dated the Closing Date and executed on behalf of the Company by a duly authorized officer, to such effect.

                    (b) Performance of Obligations. The Company shall have performed and complied with in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to WMLLC a certificate, dated the Closing Date and executed on behalf of the Company by a duly authorized officer, to such effect.

                    (c) Other Closing Documents. The Company shall have delivered to WMLLC at or prior to the Effective Time such other documents as WMLLC may reasonably request in order to enable WMLLC to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                    (d) Review of Proceedings. All actions, proceedings, instruments and documents required by WMLLC to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Camhy Karlinsky & Stein LLP, counsel to WMLLC, and the Company shall have furnished such documents as such counsel may have reasonably requested for the purpose of enabling it to pass upon such matters.

                    (e) Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the trans actions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

                    (f) NASD Bulletin Board Listing. The shares of the Company Common Stock issued shall remain eligible for quotation on the OTCBB of the NASD.

                    (g) Capital. The Company shall be in strict compliance with Section 2.04.

                    (h) Registration Rights. As of the Closing Date, the Company shall have entered into a registration rights agreement with the WMLLC Controlling Holders substantially in the form attached hereto as Exhibit 5.03(h).

                    (i)    Stockholder Agreement. [Reserved]

                    (j) Employment Agreement. As of the Closing Date, the Alderson Employment Agreement shall have been assigned to the Surviving Corporation.

                    (k) Stock Option Plan. As of the Closing Date, the Stock Option Plan shall have been adopted and the Surviving Corporation Options shall have been granted.

VI.      TERMINATION.

    Section 6.01    Termination.

                    This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after the Company stockholders' approval or the WMLLC Members' approval:

                    (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Board of Directors or Board of Managers, as the case may be.

                    (b) By either WMLLC or the Company upon written notification to the other party, if:

                           (i) the Company's stockholders' approval or the WMLLC's Members' approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders or Members, as the case may be; or

                           (ii) facts exist which render impossible the satisfaction of one or more of the conditions set forth in
                    Section 5.01 and such are not waived by the Company and WMLLC.

                    (c) By the Company upon written notification to WMLLC, if:

                           (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of WMLLC set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by WMLLC of notice of such breach from the Company or assurance of such cure reasonably satisfactory to the Company have not been given by or on behalf of WMLLC within such ten (10) business day period; or

                           (ii) facts exist which render impossible the satisfaction of one or more of the conditions set forth in
                    Section 5.02 and such are not waived by the Company; or

                           (iii) the Company or its stockholders receive a
                    proposal or offer for any Company Takeover Proposal, other than pursuant to the transactions contemplated by this Agreement, in connection with which the Board of Directors of the Company exercises any of its rights specified in
                    Section 4.01(i) and 4.01(j) (and subject to the Break-up
                    Fee).

                    (d) By WMLLC upon written notification to the Company, if:

                           (i) at any time after March 5, 1999 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by WMLLC; or

                           (ii) there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which breach has not been cured with ten (10) business days following receipt by the Company of notice of such breach from WMLLC or assurance of such cure reasonably satisfactory to WMLLC shall not have been given by or on behalf of the Company within such ten (10) business day period; or

                           (iii) facts exist which render impossible the
                    satisfaction of one or more of the conditions set forth in
                    Section 5.03 and such are not waived by WMLLC.

     Section 6.02   Effect of Termination.

                    If this Agreement is validly terminated by the Company or WMLLC pursuant to Section 6.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of either the Company or WMLLC (or any of their respective officers, directors, representatives, or affiliates), except that (i) the provisions of this Section 6.02, and the Break-Up Fee referred to in Section 4.01(j), will continue to apply following any such termination, and (ii) nothing contained herein shall relieve the Company, or WMLLC from liability for wilful or intentional breach of their respective obligations contained in this Agreement or for fraud.

VII. INDEMNIFICATION.

     Section 7.01   Indemnification by the Company.

                    (a) The Company agrees to indemnify and hold harmless WMLLC and its Members, managers, directors, employees, counsel and agents against and in respect of any and all claims as and when incurred, arising out of or based upon any breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement (including the Exhibits and Schedules attached hereto) or any certificates delivered pursuant to this Agreement, or arising out of any litigation pending against the Company, its officers or directors, on the date of this Agreement.

                    (b) Each indemnified party (an "WMLLC Indemnitee") shall give the Company prompt notice of any claim asserted or threatened against such WMLLC Indemnitee on the basis of which such WMLLC Indemnitee intends to seek indemnification (but the obligations of the

Company shall not be conditioned upon receipt of such notice, except to the extent that the Company is actually prejudiced by such failure to give notice). If the claim is a third party claim, demand, action or proceeding, the Company promptly shall assume the defense of any WMLLC Indemnitee, with counsel reasonably satisfactory to such WMLLC Indemnitee, and the fees and expenses of such counsel shall be the sole cost and expense of the Company. Notwithstanding the foregoing, any Indemnitee shall be entitled, at his or its expense, to employ counsel separate from counsel for the Company and from any other party in such action, proceeding or investigation. No Indemnitee may agree to a settlement of claim without the prior written approval of the Company which approval shall not be unreasonably withheld. The Company may not agree to a settlement of a claim involving anything other than the payment of money without the prior written approval of the WMLLC Indemnitee which shall not be unreasonably withheld.

     Section 7.02   Indemnification by WMLLC.

                    (a) WMLLC agrees to indemnify and hold harmless the Company and its officers, directors, counsel and agents against and in respect of any and all claims as and when incurred, arising out of or based upon any breach or inaccuracy of any representation, warranty, covenant or agreement of WMLLC contained in this Agreement (including the Exhibits and Schedules attached hereto) or any certificates delivered pursuant to this Agreement, or arising out of any litigation pending against WMLLC, its Members, officers or directors on the date of this Agreement.

                    (b) Each indemnified party (an "Indemnitee") shall give WMLLC prompt notice of any claim asserted or threatened against such Indemnitee on the basis of which such Indemnitee intends to seek indemnification (but the obligations of WMLLC shall not be conditioned upon receipt of such notice, except to the extent that WMLLC is actually prejudiced by such failure to give notice). If the claim is a third party claim, demand, action or proceeding, WMLLC promptly shall assume the defense of any Indemnitee, with counsel reasonably satisfactory to such Indemnitee, and the fees and expenses of such counsel shall be the sole cost and expense of WMLLC. Notwithstanding the foregoing, any Indemnitee shall be entitled, at his or its expense, to employ counsel separate from counsel for WMLLC and from any other party in such action, proceeding or investigation. No Indemnitee may agree to a settlement of a claim without the prior written approval of WMLLC, which approval shall not be unreasonably withheld. WMLLC may not agree to a settlement of a claim involving anything other than the payment of money without the prior written approval of the Indemnitee, which shall not be unreasonably withheld.

VIII. MISCELLANEOUS.

      Section 8.01  Further Actions.

                    Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by the other party to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Entities or to effect the other purposes of this Agreement.

      Section 8.02  Availability of Equitable Remedies.

                    Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Effective Time, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

      Section 8.03  Survival.

                    The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of eighteen (18) months after the Effective Time.

      Section 8.04  Modification.

                    This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Board of Directors and Board of Managers of the parties hereto at any time prior to the Effective Time. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

      Section 8.05  Notices.

                    Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by Federal Express, express mail, e-mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to which it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8.05) with copies (which copies shall not constitute notice) as follows:

                    If to the Company:       5-4360 Agar Drive
                                             Richmond, British Columbia
                                             CANADA V7B 1A3

                    With a copy to:          Preston Gates & Ellis LLP
                                             5000 Columbia Center
                                             701 Fifth Avenue
                                             Seattle, Washington 98104
                                             Attn: Gary J. Kocher

                    If to WMLLC:             1100 Kietzke Street
                                             Reno, Nevada 89502
                                             Attn: Gerald Alderson

                    With a copy to:          Camhy Karlinsky & Stein LLP
                                             1740 Broadway, 16th Floor
                                             New York, New York 10019
                                             Attn:  Daniel I. DeWolf, Esq.

Any notice shall be addressed to the attention of the Chief Executive Officer. Any notice or other communication given by certified mail shall be deemed given three (3) business days after certification thereof, except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 8.05 shall be deemed given at the time of receipt hereof.

      Section 8.06  Waiver.

                    Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

      Section 8.07  Binding Effect.

                    The provisions of this Agreement shall be binding upon and inure to the benefit of the Company, WMLLC , and their respective successors and assigns.

      Section 8.08  No Third-Party Beneficiaries.

                    This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as referred to in Sections 4.04(b), 7.01 and 7.02.

      Section 8.09  Severability.

                    If any provision of this Agreement is hereafter held to be invalid, illegal or unenforceable for any reason, such provision shall be reformed to the maximum extent permitted so as to preserve the parties' original intent, failing which, it shall be severed from this Agreement, with the balance of this Agreement continuing in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

      Section 8.10  Merger; Assignability.

                    This Agreement, the other agreements to be delivered pursuant to this Agreement, and Exhibits and Schedules attached hereto set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements concerning such subject matter, including the letter of intent, as amended, between WMLLC and Verus. This Agreement may not be assigned by any party without the prior written consent of each other party to this Agreement.

      Section 8.11  Headings.

                    The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

      Sectopm 8.12  Counterparts; Governing Law; Jurisdiction.

                    This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to the rules governing the conflict of laws. Any action, suit or proceeding arising out of, based on, or in connection with this Agreement, the Merger, or the other transactions contemplated hereby, or any document relating hereto or delivered in connection with the transactions contemplated hereby, may be brought only and exclusively in the Federal or State Courts located in the State of New York; and each party covenants and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court if it has been duly served with process, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

                    IN WITNESS WHEREOF, this Merger Agreement has been executed by duly authorized officers of each of the parties hereto as of the date first above written.

                                 WATTMONITOR LLC

                                 By:/s/ Gerald R. Alderson
                                    -----------------------------------------
                                    Name:    Gerald R. Alderson
                                    Title:   President

                                 WATTAGE MONITOR INC.

                                 By:/s/ Ajmal Khan
                                    -----------------------------------------
                                    Name:    Ajmal Khan
                                    Title:   President

         o Exhibit 1.04: Amended and Restated Articles of Incorporation of Wattage Monitor Inc., dated February 23, 1999, as amended on February 24, 1999.

         o Exhibit 1.05: Amended and Restated By-Laws of Wattage Monitor Inc., as adopted on February 19, 1999.

         o Schedule 2.03: List of Outstanding WattMonitor LLC Contingent Membership Interests.

         o Schedule 2.04(a): List of Debts and Liabilities of Wattage Monitor
         Inc.

         o Exhibit 2.05(a)(i): Certificate of Designation of Series A Preferred Stock, dated February 24, 1999, as amended on February 26, 1999.

         o Schedule 2.05(a)(iii): Form of Series B Warrant.

         o Exhibit 2.07: Employment Agreement by and between WattMonitor LLC and Gerald R. Alderson, dated January 1, 1998, as assumed by Wattage Monitor Inc. on February 26, 1999.

         o Exhibit 3.01(b)(i):

                  o Certificate of Formation of WattMonitor LLC, dated July 1, 1997.

                  o Restated and Amended Limited Liability Company Agreement for WattMonitor LLC, dated March 17, 1998.

         o Schedule 3.01(b)(ii): List of WattMonitor LLC Membership Interests.

         o Schedule 3.01(b)(iii): Outstanding Options, Warrants, Rights, or Agreements Obligating WattMonitor LLC to Issue or Sell Ownership Interests in WattMonitor LLC.

         o Schedule 3.01(d)(ii): Consents Required by WattMonitor LLC to Effect Merger.

         o Schedule 3.01(e): List of WattMonitor LLC Intangibles.

         o Exhibit 3.01(f): WattMonitor LLC Balance Sheet.

         o Schedule 3.01(g): List of Material Changes Affecting WattMonitor LLC.

         o Schedule 3.01(m): List of Broker's Fees Owed by WattMonitor LLC.

         o Schedule 3.01(o): Tax Matters Unresolved by WattMonitor LLC Prior to Closing.

         o Schedule 3.02(b)(ii): List of Equity Holders of Wattage Monitor Inc.

         o Schedule 3.02(d)(ii): Consents Required by Wattage Monitor Inc.

         o Schedule 3.02(g): Material Changes Affecting Wattage Monitor Inc.

         o Schedule 3.02(i): Legal Actions Pending Against Wattage Monitor Inc.

         o Schedule 3.02(r): Tax Matters Unresolved by Wattage Monitor Inc. prior to Closing.

         o Schedule 3.02(s): Broker's Fees Owed by Wattage Monitor Inc.

         o Schedule 4.01(b): Wattage Monitor Inc.'s Obligations to Issue Stock or Warrants.

         o Exhibit 5.03(h): Registration Rights Agreement by and among Wattage Monitor Inc. and Certain Shareholders, dated as of February 26, 1999.